Exhibit 99.1
BOOKHAM PROVIDES UPDATE ON SECOND QUARTER FISCAL 2008 REVENUE
GUIDANCE RANGE IN CONNECTION WITH NEEDHAM CONFERENCE
SAN JOSE, Calif., – January 10, 2008 – Bookham, Inc., (Nasdaq: BKHM), a leading provider of optical components, modules and subsystems, today announced, in connection with its participation in today’s Needham & Company Growth Conference, that it expects revenue for the second quarter of fiscal 2008, ended December 29, 2007, will be approximately $59 million, which is above the $55 million to $58 million guidance range the Company provided on October 25, 2007.
Bookham cautions that its anticipated revenue results are preliminary based on the best information currently available and are subject to completion of preparation of the financial statements for the second quarter of fiscal 2008.
Quarterly Conference Call Scheduled For January 23, 2008
Bookham will report financial results for the second quarter of fiscal year 2008 on Wednesday, January 23, 2008 at 2:00 p.m. PT. To listen to the live conference call, please dial (480) 629-9041. A replay of the conference call will be available through January 30, 2008. To access the replay, dial 1-303-590-3030. The conference code for the replay is 3829200. A webcast of this call will be available in the investors section of Bookham’s website at www.bookham.com.
About Bookham
Bookham, Inc. is a global leader in the design, manufacture and marketing of optical components, modules and subsystems. The company’s optical components, modules and subsystems are used in various applications and industries, including telecommunications, data communications, aerospace, industrial, life sciences and military. Since 2002, the company has acquired the optical components businesses from Nortel Networks and Marconi, as well as Ignis Optics, Inc., the business of Cierra Photonics Inc., New Focus, Inc., Onetta, Inc., and Avalon Photonics. The company has manufacturing facilities in the UK, US, China and Switzerland and offices in the US, UK, Canada, France and Italy and employs approximately 2000 people worldwide. More information on Bookham, Inc. is available at www.bookham.com.
Bookham and all other Bookham, Inc. product names and slogans are trademarks or registered trademarks of Bookham, Inc. in the USA or other countries.
Safe Harbor Statement
Any statements in this announcement about the future expectations, plans or prospects of Bookham, including statements containing the words “believe,” “plan,” “anticipate,” “expect,” “estimate,” “will,” “should,” “ongoing,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including factors described in Bookham’s most recent annual report on Form 10-K, as updated by our most recent 10-Q. These include continued demand for optical components, changes in inventory and product mix, no further degradation in the $/£ exchange rate and the continued ability of the Company to maintain requisite financial resources. The forward-looking statements included in this announcement represent Bookham’s view as of the date of this release. Bookham anticipates that subsequent events and developments may cause Bookham’s views to change. However, Bookham disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document. Those forward-looking statements should not be relied upon as representing Bookham’s views as of any date subsequent to the date of this announcement.
For more information contact:
Jim Fanucchi
Summit IR Group Inc.
(408) 404-5400
ir@bookham.com